OPPORTUNITY PARTNERS L.P.
(914) 747-5262	(914) 747-5258

				July 24, 2000

Dear Fellow Captec Net Lease Realty Shareholder:

How good a salesman is Patrick L. Beach? We will soon find out. The CEO of Captec wants to sell us on the idea that we should re-elect him and his fellow directors for another year.
If he can pull that off, he will get to keep running the show at Captec and collecting his lucrative fees and perks. However, he has his work cut out for himself because he has to convince us to ignore a documented history of abuse of his position and destruction of shareholder wealth.

The simple truth is that managers who make money for shareholders do not have to worry about being voted out of office. Mr. Beach and his team would not be facing any competition if Captec stock had not performed so abysmally under their leadership. Their lame excuse is that many REITs have also not performed well recently. That does not explain why Captec's initial stockholders lost 50% of their investment by the end of 1999 vs. a decline of only 18% for the average REIT stock over the same time span.

To deflect attention from Captec's dismal stock performance, Mr. Beach brags about his team's 125 years of real estate experience. He should be more concerned with the experience of Captec's shareholders -- which has been a nightmare. As far as shareholders are concerned, experience without integrity is meaningless. Furthermore, Mr. Beach makes it sound like Captec is some well-oiled moneymaking machine that would collapse without his unique managerial talent. That is simply not true. Some very savvy real estate people have assured me that managing a triple net lease REIT like Captec is hardly rocket science. I have already had expressions of interest from qualified candidates and I am confident that a new Board of Directors can quickly hire honest and competent managers to run Captec for the benefit of stockholders.

 When our attention was first drawn to Captec, we saw a company whose stock was cheap and would likely remain cheap unless there was a catalyst to shake up management. We thought that we could be that catalyst. Since we began our campaign to defeat the proposed de-REITing of Captec, its stock price has gained more than 25%. However, we are only halfway to the goal of maximizing shareholder value. The biggest risk now for shareholders is not a new management team but the possibility that the managers who almost permanently destroyed shareholder value will be re-elected. Let's look at what their 125 years of experience have "achieved" for shareholders.

? The overriding goal of a REIT manager is to preserve the shareholders' capital. In little more than two years, Captec's stock price fell from $18 to as low as $6 per share. That's a stunning decline of 67% and a $110 million loss in shareholder wealth!

? The incumbents wasted more than $1 million of shareholder funds on an ill-conceived plan to de-REIT Captec by merging it with two Beach-controlled companies of dubious value and slashing the dividend by 70%. Despite being riddled with conflicts, the scheme was rubber stamped by the current directors. Predictably, investors quickly knocked the stock price down by 30% when it was announced.

? After shareholders revolted against the incestuous de-
REITing scheme, management reluctantly cancelled it but
still insisted that it was a wonderful idea.  Now, they
have hired Prudential Securities, the very same firm
that recommended that plan, "to study strategic
alternatives to maximize the company's value for
shareholders."  As Yogi Berra said, "Its deja vu all
over again."  Prudential is the last firm that should be
advising Captec.  Here is why.  Prudential is a major
creditor of Captec Financial Group (CFG), the Beach-
controlled finance company that Prudential recommended
as a merger partner for Captec.  CFG owes Captec $11
million.  To prevent CFG from breaching Prudential's
minimum liquidity requirement, Mr. Beach and his
associates personally borrowed money from Prudential
that they then re-loaned to CFG.  Prudential also owns
warrants in CFG.   Are you following this?  Is there any
doubt that Prudential might only recommend a transaction for Captec if it would benefit Prudential? Apparently, the Board doesn't think so. If nothing else, they are consistent in their lack of sensitivity to any appearance of impropriety.

The best way to judge people is by what they do, not by what they say. The real issue in this election is integrity. No amount of experience can compensate shareholders if they are not confident that their managers will not try to cheat them out of their investment.

Mr. Beach says that he has a vested interest in Captec that I will never have. I agree 100%. For Mr. Beach and his associates, Captec is primarily a source of income for themselves. For example, in January 1999, after Captec's stock price had fallen from $18 to $13, Mr. Beach got his cronies on the Board to grant him additional stock options at $13. Apparently, his original $18 stock options were no longer sufficient motivation for him to do his job. A manager needs a special sort of arrogance to demand a bonus after shareholders have lost 30% of the value of their investment! In contrast, my own compensation is based solely on performance. If my investors don't make money, I don't get a dime. I think the same principle should apply at Captec. Nobody should be rewarded after the shareholders have lost money.

There is an old saying: "Fool me once, shame on you; Fool me twice, shame on me." I am betting that Captec shareholders are not foolish enough to re-elect managers who destroyed the value of their stock and then tried to take a large slice of what was left for themselves. Since the shareholders forced Mr. Beach to abandon his merger plan, Captec stock has performed extremely well. Now we need to act to maximize the value of our shares! The way to do that is to return the GREEN proxy card today. If there is any doubt that it will be received prior to August 9, 2000, please also fax it to me at (914) 747-5258. Remember, only the last valid proxy card you submit is counted and it supersedes any previous ones. If you have any questions, please call me at
(914) 747-5262 or e-mail me at OPLP@att.net.

							Yours truly,


Phillip Goldstein
Portfolio Manager

(Cartoon illustrating Captec management
procrastinating with respect to maximizing shareholder value).